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Exhibit 99.1

Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries Jodie Brady Pixelworks, Inc. Tel: (503) 612-6700 ext. 527 E-mail: jodieb@pixelworks.com Web site: www.pixelworks.com	Media Inquiries Chris Bright Pixelworks, Inc. Tel: (503) 612-6700 ext. 594 E-mail: cbright@pixelworks.com

Conference Call at 2 p.m. PDT, October 16, 2001—Pixelworks will host a conference call at 2 p.m. PDT, October 16, 2001, which can be accessed at (719) 457-2646 using pass code 746352, or at www.companyboardroom.com. A replay will be available by telephone through October 18, 2001, at (719) 457-0820 using pass code 746352. The Web broadcast will also be available at www.companyboardroom.com through October 30, 2001.

Pixelworks Reports Record Revenue and
Record Pro Forma Net Income in Third Quarter

Selected Highlights

  •
  Record third quarter revenue of $24.1 million increases 58 percent over the third quarter of 2000

  •
  Gross profit margin improves for the seventh consecutive quarter to 47.6 percent, up from 41.5 percent in the third quarter of 2000

  •
  Record pro forma net income* of $3.9 million increases for ninth consecutive quarter

  *
  Pro forma net income (loss) represents net income (loss) excluding non-cash expenses for the amortization of goodwill and assembled workforce, patent settlement expense, in-process research and development expense, amortization of deferred stock compensation, accretion of preferred stock redemption preference and preferred stock beneficial conversion feature. Net income (loss) excluding these expenses differs from net income (loss) according to generally accepted accounting principles.

    Tualatin, Ore., October 16, 2001—Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-a-chip ICs for the advanced display market, today announced financial results for the third quarter ended September 30, 2001.

    Revenue for the third quarter of 2001 was $24.1 million, a 58 percent increase over revenue of $15.3 million in the third quarter of 2000 and six percent increase from $22.7 million in the second quarter of 2001.

    Pro forma net income* for the third quarter was $3.9 million, or $0.09 per diluted share, a 62 percent increase over pro forma net income of $2.4 million, or $0.06 per diluted share in the third quarter of 2000. Pro forma net income for the third quarter of 2001 increased 12 percent sequentially from $3.5 million, or $0.08 per diluted share for the second quarter of 2001.

    Non-cash charges recorded in the third quarter in accordance with generally accepted accounting principles included $4.4 million for amortization of goodwill and assembled workforce related to the acquisition of Panstera, Inc., and $2.5 million for amortization of deferred stock compensation.

Including these non-cash charges, net loss for the third quarter was ($3.0) million, or ($0.07) per diluted share, compared to net income of $1.8 million, or $0.05 per diluted share, in the third quarter of 2000 and a net loss of ($3.4) million, or ($0.08) per diluted share, in the second quarter of 2001.

    "We had another outstanding quarter with record revenues and record pro forma earnings. Our solid financial performance is a direct result of our strong customer relationships and our broad technology portfolio targeting markets that continue to grow despite a challenging economic environment, as well as the operational excellence demonstrated throughout our company," said Allen Alley, President, CEO and Chairman of Pixelworks.

    "With markets for our products that offer great growth prospects, and new products coming to market over the next few quarters that will unquestionably be the most exciting in the company's history, our future is indeed bright," Alley concluded.

Business Outlook

    The following statements are based on current expectations. These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after September 30, 2001. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

  •
  The company estimates revenue of approximately $24.0 million in the fourth quarter of 2001. Revenue is highly dependent on a number of factors including, but not limited to, general economic conditions, timely new product introductions, the company's ability to secure additional design wins with customers, growth rates in the flat panel monitor, multimedia projector, and advanced television markets, and increased supply of products from the company's third party foundries.

  •
  The company expects gross profit margins of approximately 46 to 47 percent in the fourth quarter of 2001. Gross profit margins may be higher or lower than expected due to many factors including, but not limited to, competitive pricing actions, changes in estimated product costs, and changes in estimated product mix.

  •
  The company expects combined operating expenses for R&D and SG&A of approximately $8.9 million in the fourth quarter of 2001.

  •
  The company expects non-cash charges related to the amortization of deferred stock compensation to be approximately $2.5 million and non-cash charges from the acquisition of Panstera, Inc. for amortization of goodwill and assembled workforce to be approximately $4.4 million for the fourth quarter of 2001.

  •
  The company expects interest income of approximately $900,000 in the fourth quarter of 2001. This estimate is dependent on no material change to average cash balances and interest rates from those at September 30, 2001.

  •
  The company expects no tax provision will be necessary for the remainder of 2001.

About Pixelworks, Inc.

    Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-a-chip ICs for the advanced display market. Pixelworks' solutions process and optimize video, computer graphics and

Web information for display on a wide variety of devices used in business and consumer markets. Pixelworks ImageProcessor Architecture powers the world's most highly regarded flat panel display products, including monitors and projectors marketed by Compaq, Dell, NEC-Mitsubishi, Samsung, SANYO, Sony and ViewSonic. For more information, please visit the company's Web site at www.pixelworks.com.

# # # # #

    Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.

Safe Harbor Statement

    The statements by Allen Alley and the statements in the business outlook above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the company's business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: business and economic conditions, changes in growth in the flat panel monitor, multimedia projector, and advanced television industries, changes in customer ordering patterns, competitive factors, such as rival chip architectures, pricing pressures, insufficient, excess or obsolete inventory and variations in inventory valuation, continued success in technological advances, shortages of manufacturing capacity from our third-party foundries, litigation involving antitrust and intellectual property, the non-acceptance of the combined technologies by leading manufacturers, and other risk factors listed from time to time in the company's Securities and Exchange Commission filings. In addition, such statements are subject to the risks inherent in investments in and acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the investment or acquisition cannot be completed successfully or that anticipated benefits are not realized. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. If the company does update one or more forward-looking statements, investors and others should not conclude that the company will make additional updates with respect thereto or with respect to other forward-looking statements.

PIXELWORKS, INC.
CONDENSED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Revenue	$24,074	$15,285	$68,149	$34,472
Cost of revenue	12,607	8,941	36,667	20,847

Gross profit	11,467	6,344	31,482	13,625
Operating expenses:
Research and development	4,379	3,112	12,913	7,146
Selling, general and administrative	4,226	2,497	11,833	6,402
Amortization of goodwill & assembled workforce	4,359	—	11,623	—
Patent settlement expense	—	—	—	4,078
In-process R&D expense	—	—	32,400	—
Amortization of deferred stock compensation	2,539	600	6,873	1,627

Total operating expenses	15,503	6,209	75,642	19,253

Income (loss) from operations	(4,036)	135	(44,160)	(5,628)

Interest income	997	1,677	3,587	2,898
Interest expense	—	—	—	(38)
Other expense, net	—	(34)	—	(24)

Interest and other income (expense), net	997	1,643	3,587	2,836

Income (loss) before income taxes	(3,039)	1,778	(40,573)	(2,792)

Income tax provision	—	—	—	—

Net income (loss)	(3,039)	1,778	(40,573)	(2,792)
Preferred stock beneficial conversion feature	—	—	—	9,995
Accretion of preferred stock redemption preference	—	—	—	2,100

Net income (loss) attributable to common shareholders	$(3,039)	$1,778	$(40,573)	$(14,887)

Basic net income (loss) per share	$(0.07)	$0.05	$(1.00)	$(0.68)

Diluted net income (loss) per share	$(0.07)	$0.05	$(1.00)	$(0.68)

Weighted average shares-basic	41,128,835	36,309,018	40,453,591	21,879,089

Weighted average shares-diluted	41,128,835	39,386,761	40,453,591	21,879,089

Proforma net income(1)	$3,859	$2,378	$10,323	$2,913

Basic net income per share	$0.09	$0.07	$0.26	$0.13

Diluted net income per share	$0.09	$0.06	$0.24	$0.09

Weighted average shares-basic	41,128,835	36,309,018	40,453,591	21,879,089

Weighted average shares-diluted	43,490,151	39,386,761	42,941,237	33,082,995

(1)
Proforma net income excludes amortization of deferred stock compensation, amortization of goodwill and assembled workforce, patent settlement expense, in-process R&D expense, accretion of preferred stock redemption preference and preferred stock beneficial conversion feature.

PIXELWORKS, INC.
CONDENSED BALANCE SHEET
(In thousands)

	September 30, 2001	December 31, 2000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$61,941	$49,681
Short-term marketable securities	33,024	54,051
Accounts receivable, net	8,518	6,608
Inventories, net	3,693	3,280
Prepaid expenses and other current assets	3,259	592

Total current assets	110,435	114,212
Property and equipment, net	5,289	3,660
Goodwill and assembled workforce, net	74,352	—
Long-term marketable securities	2,325	—
Other assets, net	10,499	2,422

Total assets	$202,900	$120,294

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$6,360	$10,724
Accrued liabilities	4,025	3,117

Total current liabilities	10,385	13,841
Shareholders' equity	192,515	106,453

Total liabilities and shareholders' equity	$202,900	$120,294

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  Exhibit 99.1
PIXELWORKS, INC. CONDENSED STATEMENT OF OPERATIONS (In thousands, except per share data)
PIXELWORKS, INC. CONDENSED BALANCE SHEET (In thousands)